Exhibit 99.1

Press Release	FOR IMMEDIATE RELEASE
September 21, 2016	Omaha, NE
CONTACT: Craig Allen 800-283-2357

AMERICA FIRST MULTIFAMILY INVESTORS, L.P. ANNOUNCES THE MODIFICATION OF ITS SECURED CREDIT FACILITY WITH DEUTSCHE BANK AG

Omaha, NE- September 21, 2016 - America First Multifamily Investors, L.P. (NASDAQ: ATAX) (the “Partnership” or “ATAX”), today announced that on September 15, 2016, it has modified and extended its existing Term A/B warehouse financing facility (“Trust Facility”) with Deutsche Bank AG (“DB”).  ATAX modified/extended seven existing Trusts and entered into five new Trusts under the existing Trust Facility.  ATAX retains the rights, under the previously executed DB Master Trust Agreement, to execute multiple Trusts upon the approval and agreement of terms by DB.  The Trust Facility provides the Partnership with long-term secured financing at an attractive cost of borrowing, thus reducing the Partnership’s exposure to an increase in interest rates.

“This financing represents an important step forward for financing affordable housing secured debt in the municipal market”, said John Gleber, who leads Deutsche Bank’s Tax Exempt and Affordable Housing Platform.  “With a committed partner like ATAX, our team was able to provide an innovative, customized solution that we believe will serve our client and the market well.”

“We are grateful for the continued relationship we have with Deutsche Bank”, said Chad Daffer, Chief Executive Officer of ATAX.  “By closing on these Trusts within the exiting Trust Facility, we demonstrate our ability to partner with an investment bank that shares our goals of commitment to excellence, while providing our company with a source of long-term financing.  This allows us to continue to execute on our strategies for the benefit of our unitholders.”

About America First Multifamily Investors, L.P.

America First Multifamily Investors, L.P. was formed on April 2, 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, student housing, senior citizen residential properties, and commercial properties.  The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis in order to (i) increase the amount of interest available for distribution to our unitholders; (ii) reduce risk through asset diversification and interest rate hedging; and

(iii) achieve economies of scale.  The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes.  The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by the Partnership’s Amended and Restated Limited Partnership Agreement dated September 15, 2015, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments.  America First Multifamily Investors, L.P. press releases are available on the World Wide Web at www.ataxfund.com.

Safe Harbor Statement

Information contained in this press release contains “forward-looking statements,” which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially.  These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, bond investment valuations, and overall economic and credit market conditions.  For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2015 and as filed in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.  The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.